Consent of Independent Auditors




We consent to the reference of our firm under the caption "Experts" and to the use of our report dated February 8, 2001 with respect to the financial statements of IDS Life Insurance Company of New York and to the use of our report dated March 23, 2001 with respect to the financial statements of IDS Life of New York Account 8 (comprised of subaccounts YEQ, YGS, YIN, YIT, YMA, YMM, YND, YSA, YGI, YGC, YGT, YIG, YIO, YNO and Y04), included in Post-Effective Amendment No. 20 to the Registration Statement (Form S-6, No. 33-15290) and related Prospectus for the registration of the Flexible Premium Variable Life Insurance Policies to be offered by IDS Life Insurance Company of New York.






/s/Ernst & Young LLP
   Ernst & Young LLP
Minneapolis, Minnesota
April 23, 2001